COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                 730 Third Avenue, New York, New York 10017-3206

          ENDORSEMENT TO CREF GROUP RETIREMENT UNIT-ANNUITY CERTIFICATE

                        Effective Date: July 1, 1994


This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of an endorsement is to make changes to the provisions of your certificate. Please read this endorsement, then attach it to your certificate.


The ANNUITY STARTING DATE provision is modified by the following:

         You may not start annuity benefits any earlier than the earliest date allowed under your Employer's Retirement Plan, nor any later than the April first following the calendar year in which you reach age 70 1/2. You may change your Annuity Starting Date at any time, as long as the new date satisfies the preceding conditions and conforms to the terms of your certificate.


A new option is added to the INCOME OPTIONS provision:

         MINIMUM DISTRIBUTION ANNUITY. This Income Option is designed to enable you to meet the minimum distribution requirements under federal tax law. A payment will be made to you each year until your Accumulation is entirely paid out, or until your prior death. If required to meet the minimum distribution requirements, an initial payment will be made on the Annuity Starting Date, generally on or before the April 1 following the calendar year in which you reach age 70 1/2. This option may not provide a lifetime income in all situations.
                  If you die before the Accumulation has been entirely paid out, a death benefit equal to the remaining Accumulation will be paid to the Beneficiary you name when electing this option.
                  This option is only available when you must begin receiving income in order to avoid penalties under federal tax law.


The UNIT-ANNUITY FOR A FIXED PERIOD portion of the INCOME OPTIONS provision is replaced with the following:

         UNIT-ANNUITY FOR A FIXED PERIOD. A payment will be made to you each month for a fixed period of not less than two nor more than thirty years, as chosen. At the end of the period chosen, no further payments will be made. If you die before the end of the period chosen, the monthly payments will continue to the end of that period, as explained in your certificate. A Unit-Annuity for a Fixed Period is subject to the terms set forth in your certificate for the other types of Unit-Annuities. Your Employer's Retirement Plan may limit your right to receive a Unit-Annuity for a Fixed Period.


The term TERMINATION OF EMPLOYMENT is replaced with the following:

         TERMINATION OF EMPLOYMENT IS a bona fide cessation of an employment relationship with your Employer. Dissolution or modification of the Retirement Plan; changes in the name or affiliation of your Employer; leaves of absence, with or without pay; vacations; or other events not in fact a termination of employment will not be considered a Termination of Employment.


A new method is added to the METHODS OF PAYMENT of the DEATH BENEFIT provision:

         MINIMUM DISTRIBUTION ANNUITY. This Method of Payment is designed to enable your Beneficiary to meet the minimum distribution requirements under federal tax law. A payment will be made for each year that a distribution is required until your Accumulation is entirely paid out, or until the prior death of your Beneficiary. This method may not provide a lifetime income in all situations.
                  If your Beneficiary dies before your Accumulation has been entirely paid out, the remaining accumulation will be paid in one sum to the payee named to receive it.


The LUMP-SUM BENEFITS provision is replaced with the following:

         1. AVAILABILITY OF LUMP-SUM BENEFITS. On or before the Annuity Starting Date you may choose to withdraw, as a Lump-sum Benefit, all or part of a specified Account's Accumulation Units. Your Employer's Retirement Plan may limit your right to a Lump-sum Benefit. Any choice of Lump-sum Benefit must be made by written notice to CREF.
                           If you are married and your  Accumulation  is subject
                  to ERISA, your right to receive a Lump-sum Benefit is subject to the rights of your spouse as described in your certificate.

         2. PAYMENT OF THE LUMP-SUM BENEFIT. If you choose the Lump-sum Benefit, the minimum amount you may withdraw as a Lump-sum Benefit from a CREF Account is $1,000, or, if less, the value of all Accumulation Units in an Account. All values will be determined as of the end of the Business Day in which CREF has received, in a form acceptable to CREF:

                  A)       your request for a Lump-sum Benefit;
                  B)       verification  of  your  eligibility  for  a  Lump-sum
                           Benefit; and




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                  C)       if  your   Accumulation   is  subject  to  the  ERISA
                           requirements described in your certificate, a Waiver of Spouse's Rights and consent to that waiver by your spouse, or proof that you are not married.

                           You may  choose  to defer the  effective  date of the
                  Lump-sum Benefit until the last day of any month following the date on which we receive the above requirements, and all values will be determined as of the end of such effective date.
                           The request for a Lump-sum  Benefit cannot be revoked
                  after the effective date of such Lump-sum Benefit.
                           If  all  of  your   Accumulation   Units  under  this
                  certificate are withdrawn as a Lump-sum Benefit, all obligations of CREF to you under this certificate are fulfilled.


The portion of the TRANSFER provision relating to frequency of transfers is modified to read as follows:

         CREF may limit Transfers from each Account to not more than one in each calendar quarter.


                                                         /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER